[RODMAN & RENSHAW LETTERHEAD]



                                  June 25, 2007

General Wesley K. Clark
P.O. Box 3276
Little Rock, AR 72203

Dear General Clark:

This letter agreement amends and restates in its entirety any and all prior agreements, written or oral, between Rodman & Renshaw Holding, LLC (the "Company") and you relating to the subject matter hereof, and sets forth the rights and obligations of the parties from and after January 3, 2006. We are pleased to extend you (the "Employee" or "you") an offer for the position of Chairman of the Company and for the position of Chairman of Rodman and Renshaw Capital, LLC, the Company's merchant banking affiliate (the "Rodman Merchant Bank"). In connection with your employment with the Company, you may be registered with, and become an "associated person" (as such term is defined in the rules and regulations of the National Association of Securities Dealers, Inc.) of Rodman & Renshaw, LLC ("R&R").

You will receive a salary at an annualized rate of $250,000 payable according to the Company's prevailing payroll schedule. You will be eligible to receive as additional consideration for your services as Employee, the following cash bonuses: (a) a bonus based on the pay outs set forth on Annex A hereto, and
(b) a discretionary bonus at the end of each calendar quarter.

You will be eligible and entitled to participate, on the same basis and at the same level as other employees performing similar functions for the Company, in any pension, profit-sharing, bonus and stock option plans or programs of the Company, if any, and in any group medical, dental, life and disability insurance plans or programs of the Company, if any. You will also be entitled to such other fringe benefits and conditions of employment, including without limitation, customary holidays and vacation, as appropriate for an employee of rank comparable to the Employee.

On December 22, 2006, you were granted an option to purchase 229,885 shares of common equity membership interests in the Company (the "Membership Interests"), at $7 per share, which represented 2% of the Company's outstanding equity, fully diluted for all employee options outstanding on August 1, 2006. The terms and conditions of the grant, including the periods over which they vest and become excercisable, were as set forth in a certain Option Certificate and Option Subscription Agreement dated December 22, 2006 (the "OSA"),.

        As additional compensation, the Company shall pay to you a Contingent Amount, but only if a Change of Control Event, as defined below, occurs during the period of your employment. In such event, payment shall be made within 30 days after the Change of Control Event occurs. The "Contingent Amount" shall be equal to the product of (A) the

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greatest number of Option Shares, as defined in the OSA, with respect to which the Employee, on or before the Valuation Date, could have exercised the Option granted to him pursuant to the OSA (i.e., the total shares with respect to which the Option became vested and excercisable on or before the Valuation Date pursuant to section 2b of the OSA, taking into account any acceleration in vesting by reason of a liquidity event, and disregarding any actual exercise thereof, a maximum of 229,885 shares), and (B) (i) the lesser of (a) the fair market value of one share of Membership Interests on the Valuation Date, and (b) $7, less (ii) $0.41. The foregoing formula for computing the Contingent Amount shall be adjusted to the same extent that any adjustments are made to the terms of the Option pursuant to section 3 of the Option Certificate ("OC"). For example, if the Company's shares are split 2 for 1 and, as a result, under section 3 of the OC the Employee becomes vested with an Option to purchase 459,770 shares at $3.50 instead of 229,885 shares at $7, the formula shall change accordingly, i.e., the maximum number of shares shall be 459,770 and
(B)(i)(b) shall be $3.50 and (B)(ii) shall be $0.205. The Contingent Amount payable pursuant to this letter agreement shall never, under any and all circumstances, exceed $1,514,942. Notwithstanding the foregoing, in the event that the payment of the Contingent Amount may otherwise constitute an "excess parachute payment " within the meaning of Section 280G of the Internal Revenue Code, then such payment shall be made only if the shareholders of the Company, or its successor, approve such payment in the manner specified in Internal Revenue Code Section 280(G)(b)(5)(B).

        The "Valuation Date" shall be the date on which a Change of Control Event occurs.

        The Company may make payment of the Contingent Amount, in its absolute discretion, in cash or other property, or a combination of both, including shares of its Membership Interests, or the shares or other property which may have been received in the transaction which constituted the Change of Control Event, such shares or other property to be transferred at their fair market value on the Valuation Date. A good faith determination by the Board of Directors of the Company (excluding the Employee) of the fair market value of any shares or other property transferred to the Employee, shall be binding and conclusive for all purposes of the computation of the Contingent Amount and its satisfaction.

        A "Change of Control Event" shall mean the acquisition by any one person, or more than one person acting as a group (which person or group was not previously in control or affiliated with the Company), by purchase, merger, consolidation, or similar business transaction with the Company, or its successor, (i) of more than 50% of the total fair market value or total voting power of the shares of Membership Interests, or (ii) of substantially all of the assets of the Company. In no event shall a Change of Control Event be deemed to occur by reason of any transfer of assets or shares of the Company, including a transfer in liquidation, to any person which is controlled, directly or indirectly, by the members or shareholders of the Company immediately after such transfer. A good faith determination by the Board of Directors of the Company (excluding the Employee) of whether or not a Change of Control Event shall have occurred, shall be binding and conclusive for all purposes of this letter agreement. The Acumen Spin Off, as described below, or a sale or other disposition of Acumen BioFin, Inc. not part of a disposition of the Company, shall not be considered to be a Change of Control Event.

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        As an example of the computation of the Contingent Amount, assume 100%
of the shares or assets of the Company are sold to an unaffiliated person for $8 cash per share (or equivalent) on July 1, 2007, a date through which the Employee continues to be employed by the Company. The Contingent Amount will be $1,514,942 ($7 minus $0.41 multiplied by 229,885) and will be due on or before July 31, 2007. As a further example, assume that the sale is made at $5 cash per share rather than $8. In such case, the Contingent Amount will be $1,055,172 ($5 minus $0.41 multiplied by 229,885).

        In the event that the Company is a party to any transaction which constitutes a "Reorganization", as described in section 3d of the OC, but which does not constitute a Change of Control Event, any subsequent computation of the Contingent Amount shall be made with reference to the value and number of shares of the reorganized company that are equivalent to the shares of Membership Interests which were originally granted to the Employee. For example, assume all of the shares of the Company are acquired by a corporation controlled by the same interests which control the Company and, as a result, the Employee receives options to purchase 321,839 shares of the new corporation at $5 per share, in lieu of the options to purchase 229,885 shares at $7 originally granted. Assume further that 100% of the assets or shares of the new corporation are subsequently sold for $8 cash per share (or equivalent) on July 1, 2007. The Contingent Amount would be the same as computed above, i.e., $1,514,942, but computed using $5 (the lesser of the fair market value of one share and the exercise price) minus $0.2928 (the $0.41, adjusted for the increased number of shares subject to options), multiplied by 321,839 vested shares.

        The "Acumen Spin Off" refers to the Company's proposal to transfer the Life Science business and related assets now held by Rodman & Renshaw, LLC, after receiving NASD approval, to Acumen BioFin, Inc., a new subsidiary of the Company ("ABF"), to merge ABF into a public shell and/or issue ABF shares to the public through an offering, and then distribute the shares of ABF held by the Company to the Member-owners of its shares. In no event shall this proposal be construed to impose any obligation on the Company to effectuate the Acumen Spin Off. If such transaction is effectuated (or, if ABF is sold), prior to the exercise of the Employee's options to purchase Membership Interests, (a) the strike price of Employee's unexcercised options shall be reduced to reflect the value of the distribution of the ABF shares (or distribution from the proceeds of sale); and (b) the computation of the Contingent Amount shall be adjusted to reflect the distribution of the ABF shares (or proceeds of sale). See Annex B.

        The Company shall be authorized to withhold from any amount payable to the Employee pursuant to this letter agreement, including the Contingent Amount, all federal, state or local taxes of any kind required to be withheld with respect to any amounts payable hereunder.

        In addition, you were given the opportunity to purchase 300,000 shares of common equity membership interests in the Rodman Merchant Bank, representing 3% of its outstanding shares of common equity membership interests, which purchase was concluded on December 22, 2006. The remaining 9,700,000 shares of common equity membership interests in the Rodman

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Merchant Bank are held by the Company. The terms and conditions of the issuance, including the terms of vesting, are as set forth in the Amended and Restated Limited Liability Company Agreement of Rodman & Renshaw Capital, LLC and a Subscription Agreement, each dated December 22, 2006.

        Your employment and all of the above compensation and benefits are and shall remain expressly conditioned upon your attaining and maintaining all appropriate licenses, and your continuing compliance with the securities and compliance rules of, or applicable to, the Company, R&R, and the Rodman Merchant Bank, the Constitution of the United States of America, bylaws, rules and regulations of the NASD Regulation, Inc., and the rules and regulations of the Securities and Exchange Commission, national and regional exchanges, clearing corporations, and all other federal and state regulatory agencies having jurisdiction over your business conduct, as may be in force from time to time.

        Both during and after your employment with the Company and the Rodman Merchant Bank, you shall keep secret and maintain in strictest confidence, and shall not use for the benefit of yourself or others except in connection with the business of the Company and its affiliates, all information or materials relating to the actual or prospective business of the Company or its affiliates (and all information or material received from others in the course of the Company's and the Rodman Merchant Bank's actual or prospective business) which is obtained by you in the course of your employment with the Company and the Rodman Merchant Bank and is not otherwise publicly available (PROVIDED that you were not responsible, directly or indirectly, for such information entering the public domain without the Company's or the Rodman Merchant Bank's consent). Promptly upon your resignation or termination, you shall surrender to the Company or the Rodman Merchant Bank all documents, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information.

        The Employee understands and acknowledges (a) the competitive nature of the Company's and the Rodman Merchant Bank's business, (b) that his services to the Company and the Rodman Merchant Bank will bring him into close contact with many trade secrets and confidential information of the Company and the Rodman Merchant Bank, and (c) that the covenants in this paragraph are essential to protect the business of the Company and the Rodman Merchant Bank, and the Company and the Rodman Merchant Bank would not retain the Employee's services but for the agreements and covenants made by him in this paragraph. Accordingly, the Employee is entering into these covenants and agreements in order to induce the Company and the Rodman Merchant Bank to employ him on the terms set forth herein. During the Employee's employment by the Company or the Rodman Merchant Bank and for a period of two years following the Employee's resignation or termination of employment hereunder, whether For Cause (as defined below) or otherwise (the "Restricted Period"), the Employee shall not, in the United States of America and the rest of the world, directly or indirectly (i) engage in the Company's (or any of its affiliate's) business (as it exists at the date of the Employee's termination or resignation) or in any business directly competitive with the Company's (or any of its affiliate's) business; (ii) assist or become interested in any person engaged in any such business, whether as an owner, officer, director, manager, agent, employee, consultant or otherwise, PROVIDED, HOWEVER, that the Employee may own, solely as an

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investment, securities of any person which are traded on a national securities exchange or in the over-the-counter market if the Employee does not own 5% or more of any class of securities of such person; (iii) solicit or encourage any employee to leave the employment of the Company or any of its affiliates, or hire any such employee who has terminated his employment within one year thereafter without the Company's or the Rodman Merchant Bank's (as applicable) prior written consent; or (iv) solicit or participate in the solicitation of any part of the business of the Company (or any of its affiliates) from any person which was a client or a customer or a prospective client or customer of the Company (or any of its affiliates) at the time of the Employee's resignation or termination of employment hereunder, nor shall the Employee interfere with or disrupt any other then existing relationship, contractual or otherwise, between the Company (or any of its affiliates) and any other person. Notwithstanding anything to the contrary in the foregoing, the parties acknowledge that the Employee is a consultant for GS Capital Partners 2000, L.P. and its affiliates and his activities in connection therewith shall be permitted under this paragraph.

        If the Employee breaches, or threatens to commit a breach of, any of the provisions of the above paragraph (the "Restrictive Covenants"), the Company and the Rodman Merchant Bank shall have the following rights and remedies, in addition to any other rights and remedies available to the Company and the Rodman Merchant Bank under law or in equity:

                (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company or the Rodman Merchant Bank and that money damages will not provide an adequate remedy to the Company or the Rodman Merchant Bank.

                (ii) The right and remedy to require the Employee to account for and pay over to the Company or the Rodman Merchant Bank all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived by the Employee as the result of any breach of any of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Company or the Rodman Merchant Bank.

        If any court determines that any of the Restrictive Covenants or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the court of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants

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in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        For the purposes of this agreement, "For Cause" shall mean (i) you are convicted of, or plead guilty or nolo contendere to, a crime under state or federal law; (ii) an enforcement, disciplinary or other proceeding, whether civil, administrative or self-regulatory brought against you by any governmental, regulatory or self-regulatory authority results in an order by such regulatory authority that you be removed or disqualified from acting as an employee of the Company or the Rodman Merchant Bank; (iii) you have willfully breached any statute, rule or regulation of any governmental, regulatory or self-regulatory authority having or asserting jurisdiction, or the compliance rules or procedures of the Company or the Rodman Merchant Bank; (iv) you have willfully failed to substantially perform your duties to the Company or the Rodman Merchant Bank, which failure has not been cured within 30 calendar days after a written demand for substantial performance is delivered to you by the Chief Executive Officer or his designee that specifically identifies the manner in which the Chief Executive Officer or his designee believes that you have not substantially performed your duties, provided, however, such failure is not the result of a disability; or (v) you have committed an act constituting a breach of fiduciary duty, gross negligence, fraud, dishonesty, misrepresentation, or willful misconduct with respect to any material aspect of your employment.

        This letter agreement contains all of the terms of your employment on which we have agreed, and cannot be changed except by in writing signed by both parties. None of the provisions of this letter agreement shall be construed to be for the benefit of, or enforceable by, any person other than the parties to this agreement. Nothing in this letter agreement changes the agreement between us that you are an employee at-will. This letter agreement also supersedes all prior verbal and/or written communications between you and the Company relating to the Rodman Merchant Bank.


                            [Signature Page Follows]



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                                        Sincerely,


                                         /s/ Thomas Pinou
                                        -----------------------------
                                        Thomas Pinou
                                        Chief Financial Officer
                                        Rodman & Renshaw Holding, LLC



Accepted:


 /s/ General Wesley K. Clark
-------------------------------
General Wesley K. Clark



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                                     ANNEX A


Company Bonus
-------------

As part of your employment, you will from time to time introduce to R&R individuals and/or management groups and/or entities that may need investment banking services. If such individual and/or management team and/or entity engages R&R for the purposes of raising funds (a "Financing") or providing merger and acquisition or other advisory services (a "Transaction"), the Company will pay to you an amount equal to up to 15% of the aggregate fee that R&R receives with respect to a Financing or Transaction which is completed for such individual, management team or entity during your employment with the Company or within a period of 18 months after your resignation or the termination (other than For Cause) of your employment with the Company. The exact percentage of such fee that you will be entitled to will be determined by the Company based on your contribution and the level of involvement in the Financing or Transaction by the individual and/or management team and/or entity that you introduced to R&R. Payment to you hereunder will be made during the Company's next regular payroll immediately following the end of the calendar quarter during which R&R receives the fee with respect to which you are entitled to receive a payment.


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                                     ANNEX B

1. ADJUSTMENT OF STRIKE PRICE. Employee holds options to purchase 229,885 shares of Membership Interest at $7 per share. The strike price was determined by valuing the Company at $70 million and having 10 million shares outstanding. If the Acumen Spin Off is effectuated prior to the exercise by the Employee of his options to purchase Membership Interests, the strike price shall be recomputed for any options unexcercised at the time of the Acumen Spin Off ("New Strike Price") by the Board of Directors of the Company (excluding the Employee), in such manner as it shall reasonably determine, taking into account the fair market value of the Company and of the distribution, and any other relevant facts and circumstances connected therewith, and for this purpose it is assumed that the fair market value of the Company will be $70 million less the fair market value of the ABF shares distributed to its shareholders in the Acumen Spin Off (the "Net Value"), and the New Strike Price shall be the Net Value divided by 10 million (such 10 million subject to adjustment for splits of Company's shares, etc.). For example, if the Board determines that the fair market value of the ABF shares distributed to its shareholders is $20 million, the Net Value would be $50 million ($70 million minus $20 million) and the New Strike Price would be $5 ($50 million divided by 10 million). For purposes of this paragraph 1, if ABF is sold and the proceeds distributed to the Company's members, the Net Value shall be computed by deducting the amount of such distribution from $70 million.

2. ADJUSTMENT TO COMPUTATION OF CONTINGENT AMOUNT. In the event the Acumen Spin Off is effectuated prior to the exercise by Employee of his options to purchase shares of Membership Interests, the Contingent Amount shall be computed to reflect two components: (a) the excess, if any, of the lesser of (i) the fair market value of one share of Membership Interests on the Valuation Date, or (ii) the New Strike Price, over $0.41, multiplied by a maximum of 229,885 shares, and
(b) the fair market value of the ABF shares distributed divided by 10 million (subject to adjustments for splits of the Company's shares, etc.), multiplied by a maximum of 229,885 shares. For purposes of this paragraph 2, if ABF is sold and the proceeds distributed to the Company's members, the adjustment in paragraph (b) shall be computed by substituting the amount of such distribution for the fair market value of the ABF shares. In no event shall the adjustment under this paragraph result in the Contingent Amount exceeding $1,514,942.

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3.      EXAMPLE. Assume the Acumen Spin Off is effectuated on April 1, 2007 and that 20 million ABF shares are distributed to the members of Company at a value of $1 per ABF share, and that as of the time of distribution Employee has not exercised any of his options. The New Strike Price would be $5 ($70 million less $20 million, divided by 10 million). Assume further that the Company is sold for $6 per Company share on July 1, 2007, a date through which the Employee continues to be employed by the Company . The Contingent Amount would be $1,514,942 computed as follows: Under 2 (a) above, the excess of $5 (the New Strike Price which is less than the fair market value of one share) over $0.41 ($4.59), multiplied by 229,885 shares (all vested and none excercised prior to the Acumen Spin Off), or $1,055,172; and under 2 (b) above, $2 per Company share of ABF distribution multiplied by 229,885 shares, or $459,770.

For purposes of computing the Contingent Amount and the adjustments to the strike price of Employee's options, the fair market value of the ABF shares and, if deemed relevant, the fair market value of the Company, shall be determined as at the date of distribution to the Company's members, by a good faith determination of the Board of Directors of the Company (excluding the Employee), which shall be binding and conclusive for these purposes.

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